UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 22, 2015

POWER REIT
(Exact name of registrant as specified in its charter)

Maryland
(State or other jurisdiction of incorporation)

000-54560
(Commission File Number)

45-3116572
(IRS Employer Identification No.)

301 Winding Road
Old Bethpage, NY 11804
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: (212) 750-0373

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events

As previously disclosed in its public filings with the SEC, Power REIT and its wholly-owned subsidiary P&WV are in litigation with NSC and NSC’s sub-lessee, Wheeling & Lake Erie Railroad (“WLE” and, together with NSC, the “Litigants”) concerning matters arising under the Railroad Lease between P&WV and NSC.  The case is pending in Federal district court in Pittsburgh, Pennsylvania (the “Court”).  The Litigants initiated the lawsuit against the Trust and P&WV in December 2011, seeking, among other things, a declaratory judgment that NSC was not in default under the Railroad Lease.

The fact and expert discovery phases of the litigation have been completed.  On September 8, 2014, P&WV filed a motion for summary judgment and on October 22, 2014, the Litigants filed an opposition to such motion and on November 5 2014, P&WV filed a reply to NSC and WLE’s opposition to such motion. On September 8, 2014, the Litigants filed a motion for summary judgment and on October 22, 2014, P&WV filed an opposition to such motion and on November 5, 2014, the Litigants filed a reply to P&WV’s opposition to such motion. On December 16, 2014, the court held oral argument on both of the pending motions for summary judgment.

On April 22, 2015, the court denied P&WV’s motion for summary judgment and granted the Litigants’ summary judgment motion thereby dismissing all of P&WV’s claims.  In addition, the court scheduled a status conference for April 29, 2015 to discuss the remaining issues in the case. The company is reviewing its legal options and evaluating the prospects of an appeal.

P&WV has provided key court filings in the litigation on its website (www.pwreit.com) under a tab called “P&WV Litigation Update” which is under the “Investor Relations” tab. The provided documents and accompanying supporting documents are not comprehensive or complete and the full case docket is available from the Public Access to Court Records (PACER) website. Power REIT encourages interested parties to review all the public filings available on PACER and to review the risks and disclosures in Power REIT’s Annual Report filed on Form 10-k and other documents filed from time to time with the Securities and Exchange Commission (SEC).

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated April 22, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER REIT

Date: April 22, 2015	By:	/s/ David H. Lesser
David H. Lesser
Chairman, CEO, Secretary & Treasurer